UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2007

K2 INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Merger Agreement

On July 30, 2007, K2 Inc. (“K2”) entered into an Amendment No. 1 to its Agreement and Plan of Merger (the “First Amendment”) with Jarden Corporation, a Delaware corporation (“Jarden”), and K2 Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Jarden (“Merger Sub”), amending the Agreement and Plan of Merger, dated as of April 24, 2007, by and among Jarden, Merger Sub and K2 (the “Merger Agreement”), to reduce from $27.5 million to $24 million the termination fee payable by K2 to Jarden under certain circumstances in the event that the Merger Agreement is terminated.

A copy of the First Amendment is attached hereto as Exhibit 2.1, and is incorporated herein by reference as though fully set forth herein. The foregoing description of the First Amendment is not intended to be complete and is qualified in its entirety by the complete text of the First Amendment.

Entry into Supplemental Indenture

On July 31, 2007, K2 announced that it had received the requisite consents (“Consents”) of the holders of approximately $198.96 million in principal amount of the $200.0 million total outstanding 7  3/8% Senior Notes due 2014 (the “Notes”) pursuant to its previously announced consent solicitation. Consents were required to be delivered by 5:00 p.m., New York City time on July 31, 2007.

Each consenting holder of the Notes agreed to certain proposed amendments to the Indenture, dated as of July 1, 2004 (the “Indenture”) among K2, the subsidiary guarantors under the Indenture (the “Subsidiary Guarantors”) and U.S. Bank National Association, as the trustee under the Indenture (the “Trustee”), pursuant to which the Notes were issued. Accordingly, on July 31, 2007, K2 entered into an Eighth Supplemental Indenture (the “Eighth Supplemental Indenture”) with the Subsidiary Guarantors and the Trustee.

The Eighth Supplemental Indenture (i) eliminates substantially all restrictive covenants (Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.9, 3.11, 3.12, 3.13, 3.14, 3.19, 3.20 and 3.21 of the Indenture) and events of default, (ii) deletes the covenant relating to the merger and consolidation of K2 and the Subsidiary Guarantors and (iii) makes related changes in the Notes, deletes the form of supplemental indenture for subsequent guarantors and deletes certain definitions and related provisions from the Indenture and the Notes made irrelevant as a result of the deletion and/or amendment of such provisions (collectively, the “Proposed Amendments”). The Proposed Amendments will not, however, become operative unless and until K2 accepts Notes for purchase pursuant to the related tender offer with respect to the Notes (the “Tender Offer”).

A copy of the Eighth Supplemental Indenture is attached hereto as Exhibit 4.1, and is incorporated herein by reference as though fully set forth herein. The foregoing description of the Eighth Supplemental Indenture is not intended to be complete and is qualified in its entirety by the complete text of the Eighth Supplemental Indenture.

Item 8.01.	Other Events.

On July 31, 2007, K2 issued a press release announcing the pricing of its Tender Offer as well as the execution of the Eight Supplemental Indenture and the matters with respect to the Consent solicitation described in Item 1.01—Entry into Supplement Indenture.” A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Document
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 30, 2007, by and among Jarden Corporation, K2 Merger Sub, Inc. and K2 Inc.

4.1	Eighth Supplemental Indenture, dated as of July 31, 2007, among K2 Inc., the subsidiary guarantors under the Indenture and U.S. Bank National Association

99.1	Press Release dated July 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 31, 2007	K2 INC.

/s/ Mark A. Rosebrock
Mark A. Rosebrock
Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Document
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 30, 2007, by and among Jarden Corporation, K2 Merger Sub, Inc. and K2 Inc.

4.1	Eighth Supplemental Indenture, dated as of July 31, 2007, among K2 Inc., the subsidiary guarantors under the Indenture and U.S. Bank National Association

99.1	Press Release dated July 31, 2007